EXHIBIT 4.10

                               AMENDMENT 1997-3

                          BECKMAN INSTRUMENTS, INC.
                         SAVINGS AND INVESTMENT PLAN


          WHEREAS, Beckman Instruments, Inc. (the "Company") maintains the Beckman Instruments, Inc. Savings and Investment
Plan (the "Plan"); and

          WHEREAS, the Company is establishing the Beckman Instruments, Inc. Executive Restoration Plan (the "Restoration Plan") effective January 1, 1998, and now wishes to clarify certain provisions with respect to employees who are eligible to participate under the Plan and the Restoration Plan; and

          WHEREAS, the Company has the right to amend the Plan;

          NOW, THEREFORE, the Plan is hereby amended, effective for contributions made and benefits earned in the Plan Year commencing January 1, 1998, as set forth below:

                 1. Section 1.2 of the Plan is amended by inserting the following definition of "Annual Bonus" after the definition of "Anniversary Date" therein:

                "'Annual Bonus' or 'Annual Bonuses' shall mean the portion of Plan Compensation paid by Company as variable compensation on an annual basis under a formal program maintained by the Company. Annual Bonus includes payments under the Company's executive and management incentive and performance sharing programs."

                 2. The first sentence of Section 3.1(a) of the Plan is amended to read as follows:

               "Subject to the limitations in this Section and Section 4.1, each Participant may elect to make Before-Tax Savings Contributions, in accordance with procedures prescribed by the Committee, in whole percentages from 1% to 15% of the portion of said Participant's Plan Compensation other than Annual Bonus for each pay period and/or from 1% to 80% of said Participant's Annual Bonus."

                 3. Section 3.1(a) of the Plan is further amended by adding the following paragraph at the end thereof:

                "Notwithstanding the foregoing, a Participant is not eligible to elect to make Before-Tax Savings Contributions of a percentage greater than 15% of the portion of his or her Plan Compensation consisting of an Annual Bonus in any year that he or she is also eligible to be a participant in the Beckman Instruments, Inc. Executive Restoration Plan."

                4. Section 3.2(a) of the Plan is amended to read as follows:

                "Subject to the limitations of Sections 3.4 and 4.1, each Participant may elect to make After-Tax Savings Contributions on his own behalf in accordance with procedures prescribed by the Committee in whole percentages from 1% to 15% of the portion of said Participant's Plan Compensation other than Annual Bonus for each payroll period and/or from 1% to 80% of said Participant's Annual Bonus. Notwithstanding the foregoing, the sum of the After-Tax Savings Contributions and the Before-Tax Savings Contributions by a Participant in a Plan Year shall not exceed 15% of said Participant's Plan Compensation other than Annual Bonus and 80% of said Participant's Annual Bonus.

               Notwithstanding the foregoing paragraph, a Participant is not eligible to elect to make After-Tax Savings Contributions of a percentage greater than 15% of the portion of his or her Plan Compensation consisting of Annual Bonus in any year that he or she is also eligible to be a participant in the Beckman Instruments, Inc. Executive Restoration Plan."

               5. Section 3.5 of the Plan is amended by adding the following two paragraphs at the end thereof:

               "A Participant who is also a participant in the Beckman Instruments, Inc. Executive Restoration Plan or the Beckman Instruments, Inc. Executive Deferred Compensation Plan for a Plan Year shall be permitted to change his or her election of Before-Tax Savings Contributions effective as of the first day of a Plan Year, and shall be entitled to change his or her election of After-Tax Savings Contributions during a Plan Year, in each case according to the manner prescribed by the Committee. However, such a Participant shall only be permitted to change his or her election of Before-Tax Savings Contributions during a Plan Year by completely discontinuing all Before-Tax Savings Contributions and After-Tax Savings Contributions under this Plan and all contributions under the Beckman Instruments, Inc. Executive Restoration Plan and the Beckman Instruments, Inc. Executive Deferred Compensation Plan. Such a Participant may not resume contributions to this Plan or such other plans for the remainder of the Plan Year and the following Plan Year. In addition, a Participant who is also a participant in the Beckman Instruments, Inc. Executive Deferred Compensation Plan who discontinues his or her salary and/or bonus deferrals during the year under the Executive Deferred Compensation Plan must at the same time discontinue all Before-Tax Savings Contributions and After-Tax Savings Contributions under this Plan and the Beckman Instruments, Inc. Executive Restoration Plan. Such a Participant may not resume contributions to this Plan or such other plans for the remainder of the Plan Year and the following Plan Year.

               If a Participant who is a participant under the Beckman Instruments, Inc. Executive Restoration Plan does not, during the period prior to a Plan Year prescribed by the procedures established by the Committee, submit a new election concerning his or her Before-Tax Savings Contributions for the following Plan Year, he or she shall be deemed to have initially elected no Before-Tax Savings Contribution for such Plan Year, but shall be entitled to change his or her election concerning Before-Tax Savings Contributions under the generally-applicable procedures of this Plan."

          IN WITNESS WHEREOF, this Amendment 1997-3 is hereby adopted this 3 day of December, 1997.

                              BECKMAN INSTRUMENTS, INC.

                              By: FIDENCIO M. MARES

                              Name: Fidencio M. Mares
                              Title: Vice President, Human Resources